REVISED SCHEDULE A
To the Investment Management Agreement, dated April 27, 2001, by and between USAllianz Advisers, LLC (now Allianz Investment Management LLC) and USAllianz Variable Insurance Products Trust (now Allianz Variable Insurance Products Trust).
Fees payable to the Manager pursuant to Section 4 of the Investment Management Agreement shall be calculated at the following annual rates based on average daily net assets:
FundRate
AZL BlackRock Global Allocation Fund 0.75%
AZL DFA Emerging Markets Core Equity Fund 1.25%
AZL DFA Five-Year Global Fixed Income Fund 0.60%
AZL DFA International Core Equity Fund 0.95%
AZL DFA U.S. Core Equity Fund0.80%
AZL DFA U.S. Small Cap Fund0.85%
AZL Enhanced Bond Index Fund0.35%
AZL Gateway Fund 0.80%
AZL Government Money Market Fund 0.35%
AZL International Index Fund 0.35%
AZL MetWest Total Return Bond Fund 0.60%
AZL Mid Cap Index Fund 0.25%
FundRate
AZL Moderate Index Strategy Fund0.40%
AZL Morgan Stanley Global Real Estate Fund 0.90%
AZL MSCI Emerging Markets Equity Index Fund 0.85%
AZL MSCI Global Equity Index Fund0.70%
AZL Pyramis Multi-Strategy Fund0.70%
AZL Pyramis Total Bond Fund 0.50%
AZL Russell 1000 Growth Index Fund 0.44%
AZL Russell 1000 Value Index Fund0.44%
AZL S&P 500 Index Fund 0.17%
AZL Small Cap Stock Index Fund0.26%
AZL T. Rowe Price Capital Appreciation Fund 0.75%

  Acknowledged:
Allianz Variable Insurance Products Trust
By:  /s/ Michael J. Tanski
Name:  Michael J. Tanski
Title:  Vice President, Operations

Allianz Investment Management LLC
By:  /s/ Brian Muench
Name: Brian J. Muench
Title:  President

Updated: 10/23/2017